UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 31, 2022

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On November 2, 2022, iBio, Inc. (the “Company”) announced its plans to divest its contract development and manufacturing organization (iBio CDMO, LLC) in order to complete its transformation into an antibody discovery and development company. In conjunction with the divestment, the Company has commenced, on October 31, 2022 a workforce reduction of approximately 60% of the current Company staffing levels.  The Company expects to substantially complete the employee reduction within approximately 60 days of November 2, 2022. The Company expects it may be able to complete a transaction in 2023, although there is no assurance as to when, or for how much, the Company may be able to sell its CDMO assets.

The Company expects to incur pre-tax charges of approximately $1.7 million for the employee reduction, most of which is expected to be incurred in the second and third quarter of fiscal year 2023. These charges will be substantially settled in cash and almost entirely consist of severance obligations, continuation of salaries and benefits over a 60-day transitional period during which impacted employees remain employed but are not expected to provide active service, and other customary employee benefit payments in connection with an employee reduction.  The transition to a focused AI-Biotech business is expected to reduce the Company’s monthly burn rate by approximately half, or approximately $2.5-3.0 million per month. Assuming an asset sale at levels comparable with other similar facilities, the Company also expects a net loss during the first quarter of fiscal year 2023 to reflect approximately $4.1 million due to inventory write offs resulting from the winding down of the CDMO business and depending upon the sale price of the facility, the Company may have to incur additional write offs.

This Item 2.05 contains "forward-looking" statements and estimates, including anticipated cost reductions and estimated restructuring costs. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether anticipated cost reductions will be achieved and other risks detailed in the “Risk Factors” section of our most recent periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this Current Report. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2022, the Company announced that its Board of Directors has initiated a search for a new Chief Executive Officer.  It is expected that Mr. Tom Isett will remain as the Chief Executive Officer of the Company through this transformation.

On November 1, 2022, Mr. Chip Clark was appointed as the Company’s Chairman of the Board.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

The following exhibit is furnished with this Current Report on Form 8-K.

Exhibit Number	Exhibit Description
99.1	Press Release dated November 2, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.

Date: November 3, 2022	By:	/s/ Thomas F. Isett
		Name:	Thomas F. Isett
		Title:	Chairman and Chief Executive Officer